UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2017

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 E. Sonterra Blvd, Suite #1220
San Antonio, TX	78258
(Address of Principal Executive Offices)	(Zip Code)

(210) 999-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement

First Lien Amendment

On April 24, 2017, Lilis Energy, Inc. (the “Company”) entered into a first amendment and subsequently, on April 26, 2017, entered into a second amendment (together, the “Amendments”) to its existing first lien credit agreement, dated September 29, 2016 (the “First Lien Credit Agreement”), by and among the Company, Brushy Resources, Inc., a Delaware corporation (“Brushy”), ImPetro Operating, LLC, a Delaware limited liability company (“Operating”) and ImPetro Resources, LLC, a Delaware limited liability company (together with Brushy and Operating, the “Initial Guarantors”), the lenders party thereto (the “Original Lenders”) and T.R. Winston & Company, LLC, as initial collateral agent. Pursuant to the Amendments, among other things, certain lenders identified therein joined the Original Lenders as lenders under the First Lien Credit Agreement, and the lenders made further extensions of credit, in addition to the existing loans under the First Lien Credit Agreement (the “Existing Loans”), in the form of an additional bridge loans in an aggregate principal amount of up to $15,000,000 (the “Bridge Loans”). Under the terms of the Amendments, Lilis Operating Company, LLC (“Lilis Operating,” and together with the Initial Guarantors, the “Guarantors”) joined the Initial Guarantors as a guarantor under the First Lien Credit Agreement. The Bridge Loans were fully drawn on April 24, 2017.

On April 26, 2017, in connection with the closing of the Second Lien Credit Agreement (as defined below), the Company paid off the Existing Loans in full, including accrued and unpaid interest thereon.

The Bridge Loans are secured by first priority liens on substantially all of the Company’s and Guarantors’ assets, including their oil and gas properties located in the Permian Basin, and all of the obligations thereunder are unconditionally guaranteed by each of the Guarantors.

The First Lien Credit Agreement, as amended by the Amendments, provides that the unpaid principal of the Bridge Loans will bear cash interest at a rate per annum of (i) 6% for the first six months after the execution of the Amendment and (ii) thereafter, so long as any Bridge Loan is outstanding, a rate of 10%. Additionally, the unpaid principal of the Bridge Loans will bear interest at a rate per annum of 6%, payable only in-kind by increasing the principal amount of the Bridge Loans by the amount of such interest due on each interest payment date. The Bridge Loans mature on October 24, 2018. The Bridge Loans may be repaid in whole or part at any time at the option of the Company, subject to the payment of certain specified prepayment premiums. The Bridge Loans are subject to mandatory prepayment with the net proceeds of certain asset sales and casualty events, subject to the right of the Company to reinvest the net proceeds of asset sales and casualty events within 180 days.

Second Lien Credit Agreement

On April 26, 2017, the Company entered into a credit agreement (the “Second Lien Credit Agreement”) by and among the Company, the Guarantors, Wilmington Trust, National Association, as administrative agent, and the lenders party thereto (the “Lenders”), including Värde Partners, Inc., a Delaware corporation, as lead lender (the “Lead Lender”), pursuant to which the Lenders agreed to make convertible loans to the Company in an aggregate initial principal amount of up to $125 million in two tranches. The first tranche consists of an $80 million term loan (the “Initial loan”), which was fully drawn and funded on April 26, 2017. The second tranche consists of up to $45 million of delayed draw term loans (the “Delayed Draw Loans” and, together with the Initial loan, the “Loans”) to be funded from time to time on or before February 28, 2019, as requested by the Company, subject to certain conditions. Each tranche of Loans will bear interest at a rate of 8.25%, compounded quarterly in arrears and payable only in-kind by increasing the principal amount of the Loans by the amount of the interest due on each interest payment date.

The Loans are secured by second priority liens on substantially all of the Company’s and Guarantors’ assets, including their oil and gas properties located in the Permian Basin, and all of the obligations thereunder are unconditionally guaranteed by each of the Guarantors.

The proceeds of the Loans will be used only to (a) to repay the Existing Loans including any accrued and unpaid interest thereon, (b) pay the fees, expenses and transaction costs of the transactions and (c) finance the working capital needs of the Company, including capital expenditures, and for general corporate purposes of the Company and the Guarantors, including the exploration, acquisition and development of oil and gas property.

The Loans mature on April 26, 2021. The Loans are subject to mandatory prepayment with the net proceeds of certain asset sales, casualty events and debt incurrences, subject to the right of the Company to reinvest the net proceeds of asset sales and casualty events within 180 days and, in the case of asset sales and casualty events, prepayment of the Bridge Loans. The Company may not voluntarily prepay the Loans prior to March 31, 2019 except (a) in connection with a Change of Control (as defined in the Second Lien Credit Agreement) or (b) if the closing price of the Company’s common stock (the “Common Stock”) on the principal exchange on which it is traded has been equal to or greater than 110% of the Conversion Price (as defined below) for at least 20 of the 30 trading days immediately preceding the prepayment. The Company will be required to pay a customary make-whole premium in connection with any mandatory or voluntary prepayment of the Loans.

The Second Lien Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants, including covenants relating to: maintenance of books and records, financial reporting and notification, compliance with laws, maintenance of properties and insurance; limitations on incurrence of indebtedness, investments, dividends and other restricted payments, lease obligations, hedging and capital expenditures; and maintenance of a specified asset coverage ratio. The Second Lien Credit Agreement also provides for events of default, including failure to pay any principal or interest when due, failure to perform or observe covenants, cross-default on certain outstanding debt obligations, the failure of a Guarantor to comply with the provisions of its Guaranty, and bankruptcy or insolvency events, subject to certain specified cure periods. The amounts under the Second Lien Credit Agreement could be accelerated and be due and payable upon an event of default.

Each tranche of the Loans is separately convertible at any time, in full and not in part, at the option of the Lead Lender, as follows:

•	70% of the principal amount of each tranche of Loans, together with accrued and unpaid interest and the make-whole premium on such principal amount, will convert into a number of newly issued shares of Common Stock determined by dividing the total of such principal amount, accrued and unpaid interest and make-whole premium by $5.50 (subject to adjustment as described below, the “Conversion Price”); and

•	30% of the principal amount of each tranche of Loans, together with accrued and unpaid interest and the make-whole premium on such principal amount, will convert on a dollar for dollar basis into a new term loan (the “Take Back Loans”).

The terms of the Take Back Loans will be substantially the same as the terms of the Loans, except that the Take Back Loans will not be convertible and will bear interest at a rate of LIBOR plus 9% (subject to a 1% LIBOR floor).

Additionally, the Company will have the option to convert the Loans, in whole or in part, into shares of Common Stock at any time or from time to time if, at the time of exercise of the Company’s conversion option, the closing price of the Common Stock on the principal exchange on which it is traded has been at least 150% of the Conversion Price then in effect for at least 20 of the 30 immediately preceding trading days. The number of shares of Common Stock issuable upon exercise of the Company’s conversion option will be determined by dividing the principal amount of the Loans converted, plus accrued and unpaid interest on such principal amount, by the Conversion Price.

The Conversion Price will be subject to proportionate adjustment in connection with stock splits and combinations, dividends paid in stock and similar events affecting the outstanding common stock. Additionally, the Conversion Price will be adjusted, based on a broad-based weighted average formula, if the Company issues, or is deemed to issue, additional shares of common stock for consideration less than the Conversion Price in effect from time, subject to certain exceptions. However, unless the Shareholder Approval (as defined below) has been obtained, these “price protection” anti-dilution adjustments cannot reduce the Conversion Price to a price less than (a) in the case of the Conversion Price for the Initial loan, $4.26, which was the closing price of the common stock on April 25, 2017 or (b) in the case of the Conversion Price for the Delayed Draw Loans, the last closing price of the Common Stock prior to the time the Company becomes bound to incur any Delayed Draw Loan (the “Conversion Price Floor”).

Prior to obtaining Shareholder Approval, the number of shares of Common Stock issuable to any Lender upon conversion of Loans will be capped at a number of shares that would not result in that Lender, together with its affiliates and the other members of any “group” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934) including such Lender, owning in excess of 19.999% of the outstanding shares of Common Stock or voting power of the Company on the date of conversion, after giving effect to the conversion (the “Share Cap”).

If the Share Cap applies to any Lender on any conversion of Loans, instead of issuing shares of Common Stock in excess of the Share Cap, the Company will be required to issue to the Lender affected by the Share Cap shares of a new series of preferred stock of the Company to be established if required pursuant to the terms of the Credit Agreement (the “Lender Preferred Stock”). Holders of shares of Lender Preferred Stock, if any are issued:

•	will have no voting rights, except for certain limited matters related to modification of the terms of the Lender Preferred Stock and similar matters or as otherwise required by Nevada corporate law;

•	will be not be entitled to receive any preferential dividends but will participate, on as-converted basis, in any dividends declared and paid on the Common Stock; and

•	upon liquidation, dissolution or winding up of the Company, will be entitled to receive, in preference to holders of Common Stock, an amount per share equal to the greater of $0.01 and the amount the holders of shares of Lender Preferred Stock would receive with respect to each share of Common Stock issuable on conversion of the Lender Preferred Stock in connection with such liquidation, dissolution or winding up if all shares of Lender Preferred Stock were converted into Common Stock immediately before such event.

The shares of Lender Preferred Stock issued to any Lender as a result of the Share Cap will be convertible into the number of shares of Common Stock that were not issued to the Lender as a result of the Share Cap, but such conversion would be permitted or be mandatory only (i) after the Shareholder Approval is obtained, (ii) if such conversion would not result in the holder of the Lender Preferred Stock so converted, together with its affiliates and the other members of any “group” including such holder, owning in excess of 19.999% of the outstanding shares of Common Stock or voting power of the Company on the date of conversion, after giving effect to the conversion, or (iii) in connection with a Change of Control Transaction (as such term will defined in the certificate of designations creating the Lender Preferred Stock).

The Second Lien Credit Agreement requires the Company to submit to its shareholders for their approval (the “Shareholder Approval”) the following matters as promptly as practicable after April 26, 2017:

•	the issuance of shares of Common Stock upon conversion of the Loans or any Lender Preferred Stock at a conversion price that is less than the Conversion Price Floor if the Conversion Price were reduced to a price less than the Conversion Price Floor as a result of the anti-dilution adjustments described above; and

•	any change of control (as defined in applicable stock exchange listing rules) that might occur as a result of the conversion of the Loans or any Lender Preferred Stock.

If the Shareholder Approval is obtained, the Conversion Price Floor and the Share Cap will no longer apply.

The Second Lien Credit Agreement provides that the Lead Lender is entitled to appoint one observer to the Board of Directors of the Company during the period prior to the conversion of the Initial loan. The board observer is not entitled to vote on any matter and is entitled to participate only in meetings of the full Board of Directors and not any of its committees (other than any “executive” or similar committee) and to receive materials distributed to all members of the Board of Directors. The board observer may be excluded from board meetings and distributions of board materials if the Board of Directors determines in good faith that (i) such exclusion is necessary to preserve any privilege or (i) the subject matter thereof involves an actual or potential conflict of interest with respect to the board observer or any of its affiliates. The right to appoint the board observer will terminate upon conversion of the Initial loan.

Following the conversion of the Initial loan, the Lenders, collectively, will have the right to appoint two members of the Board of Directors as long as they continue to own at least 20% of the outstanding Common Stock and one member of the Board of Directors as long as they continue to own at least 12.5% (but less than 20%) of the outstanding Common Stock. The number of directors constituting the entire Board of Directors will be increased by the number of directors the Lenders are entitled to appoint. The number of directors the Lenders have the right to appoint will be reduced if necessary so that the percentage of the number of directors constituting the entire Board of Directors represented by the directors appointed by the Lenders does not exceed the percentage of the outstanding Common Stock or voting power of the Company represented by the Common Stock held by the Lenders.

Registration Rights Agreement

In connection with the execution of Second Lien Credit Agreement and funding of the Initial Loan, the Company and the Lenders entered into a Registration Rights Agreement dated as of April 26, 2017 (the “Registration Rights Agreement”) pursuant to which, among other matters, the Company will be required to file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 registering for resale the shares of Common Stock issuable upon conversion of the Loans or any shares of Lender Preferred Stock issued. The Registration Rights Agreement entitles the lenders to certain demand rights and piggyback rights with respect to underwritten offerings in Common Stock and contains customary covenants and indemnification and contribution provisions.

Series B 6% Convertible Preferred Stock Conversion Agreement

On April 25, 2017, the Company entered into a Series B 6.0% Convertible Preferred Stock Conversion Agreement, dated April 25, 2017 (the “Conversion Agreement”), with all of the holders (the “Series B Holders”) of the Company’s outstanding Series B 6% Convertible Preferred Stock (the “Series B Preferred Stock”). The transaction provided for in the Conversion Agreement and described below is referred to as the “Conversion.”

Pursuant to the terms of the Conversion Agreement, the Company and the Series B Holders mutually agreed that, immediately upon the effectiveness of the amended and restated Certificate of Designations of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock (the “A&R COD”), as described in Item 5.03 below, the Series B Holders will be deemed to have automatically converted all outstanding shares of Series B Preferred Stock held by them into approximately 14.3 million shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the terms of the A&R COD, such amount representing the number of shares of Common Stock into which the outstanding shares of Series B Preferred Stock held by the Series B Holders would be convertible pursuant to the terms of the A&R COD, with such Conversion including an increase in the stated value of the Series B Preferred Stock to reflect dividends that would have accrued through December 31, 2017. The Conversion Agreement contains customary representations and warranties by the Series B Holders and other agreements and obligations of the parties.

The foregoing descriptions of the terms of the Amendments, the Second Lien Credit Agreement, the Registration Rights Agreement and the Conversion Agreement are not complete and are qualified in their entirety by reference to the terms of the Amendments, the Second Lien Credit Agreement, the Registration Rights Agreement and the Conversion Agreement filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 hereto, respectively.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 26, 2017, the Company announced that its Common Stock has been approved for listing on the NYSE MKT. The Common Stock is expected to begin trading on NYSE MKT under its current symbol “LLEX,” beginning at the open of market trading on May 9, 2017. On April 26, 2017, the Company notified the Nasdaq Capital Market that it intends to terminate the listing of its Common Stock on the NASDAQ Capital Market in connection with the transfer of listing to the NYSE MKT. The Company intends to file with SEC a Form 25 related to the delisting from the NASDAQ Capital Market prior to or at the commencement of trading on the NYSE MKT, and the delisting will be effective ten days after the filing of the Form 25.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 5.03	Amendment to Articles of Incorporation or Bylaws: Change in Fiscal Year

The disclosures contained in Item 1.01 above concerning the A&R COD is incorporated into this Item 5.03 by this reference. The Company and the Series B Holders agreed to adopt the A&R COD in order to remove certain restrictions contained therein with respect to beneficial ownership limitations. The Company filed the A&R COD with the Secretary of State of the State of Nevada on April 25, 2017.

The foregoing description of the terms of the A&R COD is not complete and is qualified in its entirety by reference to the terms of the A&R COD, a copy of which is attached as Exhibit 3.1 hereto.

Item 7.01	Regulation FD

On April 26, 2017, the Company issued a press release announcing the transactions described above, a copy of which is furnished as Exhibit 99.1 hereto. The press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described therein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Also on April 26, 2017, the Company issued a press release announcing the transfer of the listing of its Common Stock from the Nasdaq Capital Market to the NYSE MKT, a copy of which is furnished as Exhibit 99.2 hereto.

The above information (including Exhibits 99.1 and 99.2) is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act, except as may be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

Redemption of 6% Redeemable Preferred Stock

As previously disclosed, the Company and Hexagon, LLC (f/k/a Hexagon Investments, LLC) (“Hexagon”)are parties to a Settlement Agreement, dated September 2, 2014, pursuant to which the Company (i) assigned to Hexagon certain of its oil and gas properties (the “Oil and Gas Properties”) and (ii) issued to Hexagon $2.0 million in the Company’s Series 6% Redeemable Preferred Stock (the “Hexagon Shares”), in exchange for full extinguishment of all amounts payable pursuant to certain credit agreements and related promissory notes previously entered into between the Company and Hexagon.

On April 20, 2017, the Company entered into a Settlement and Release Agreement with Hexagon, dated April 20, 2017 (the “Settlement and Release Agreement”). Pursuant to the Settlement and Agreement, effective as of April 21, 2017, the Company redeemed, in full, the Hexagon Shares. In addition, the Settlement and Release Agreement resolved certain other issues related to liability reimbursements on the Oil and Gas Properties that had previously been alleged by Hexagon. Accordingly, all prior issues with Hexagon have been resolved and the Hexagon Shares have been redeemed in full.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock, dated April 26, 2017

10.1	First Amendment to Credit and Guarantee Agreement, dated April 26, 2017 by and among Lilis Energy, Inc., Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, Lilis Operating Company, LLC, the Lenders party thereto and T.R. Winston & Company, LLC, as collateral agent.

10.2	Second Amendment to Credit and Guarantee Agreement, dated April 26, 2017 by and among Lilis Energy, Inc., Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, Lilis Operating Company, LLC, the Lenders party thereto and T.R. Winston & Company, LLC, as collateral agent.

10.3	Credit Agreement, dated April 26, 2017 by and among Lilis Energy, Inc., the Guarantors party thereto, the Lenders party thereto and Wilmington Trust, National Association, as administrative agent.

10.4	Registration Rights Agreement, dated April 26, 2017 by and among Lilis Energy, Inc. and the Lenders party thereto.
10.5	Series B 6.0% Convertible Preferred Stock Conversion Agreement, dated April 25, 2017, by and among Lilis Energy, Inc. and the Holders party thereto.
99.1	Press Release of Lilis Energy, Inc. dated April 26, 2017.

99.2	Press Release of Lilis Energy, Inc. dated April 26, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2017	LILIS ENERGY, INC.

	By:	/s/ Joseph C. Daches
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock, dated April 26, 2017.

10.1	First Amendment to Credit and Guarantee Agreement, dated April 26, 2017 by and among Lilis Energy, Inc., Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, Lilis Operating Company, LLC, the Lenders party thereto and T.R. Winston & Company, LLC, as collateral agent.

10.2	Second Amendment to Credit and Guarantee Agreement, dated April 26, 2017 by and among Lilis Energy, Inc., Brushy Resources, Inc., ImPetro Operating, LLC, ImPetro Resources, LLC, Lilis Operating Company, LLC, the Lenders party thereto and T.R. Winston & Company, LLC, as collateral agent.

10.3	Credit Agreement, dated April 26, 2017 by and among Lilis Energy, Inc., the Guarantors party thereto, the Lenders party thereto and Wilmington Trust, National Association, as administrative agent.

10.4	Registration Rights Agreement, dated April 26, 2017 by and among Lilis Energy, Inc. and the Lenders party thereto.
10.5	Series B 6.0% Convertible Preferred Stock Conversion Agreement, dated April 25, 2017, by and among Lilis Energy, Inc. and the Holders party thereto.
99.1	Press Release of Lilis Energy, Inc. dated April 26, 2017.

99.2	Press Release of Lilis Energy, Inc. dated April 26, 2017.